                            PAYLESS SHOESOURCE, INC.
                                 MARCH 13, 2000

TO THE PARTICIPANTS IN THE PAYLESS SHOESOURCE, INC. PROFIT SHARING PLAN AND THE PAYLESS SHOESOURCE, INC. PROFIT SHARING PLAN FOR PUERTO RICO ASSOCIATES

     Enclosed are materials that require immediate attention. The materials describe events that may affect your interest in the Payless ShoeSource, Inc. Profit Sharing Plan or the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates, and any successor plans (together, the "Plan").

     As you probably already know, Payless ShoeSource, Inc. ("Payless") has made a tender offer to acquire up to 7,547,170 shares of its outstanding common stock at a price not in excess of $53.00 nor less than $48.00 per share, net to the seller in cash, without interest.

     Your account in the Plan includes an investment in the Payless Common Stock Fund (the "Stock Fund"). Your account balance in the Stock Fund represents an interest in a specific number of shares determined at each valuation date and as a participant with an investment in the Stock Fund, you have a right to direct the Plan trustee to tender shares allocated to your Stock Fund account. The number of shares you may direct the trustee to tender and the price at which those shares will be tendered is discussed below.

     You will be allowed to direct the Trustee to tender up to and including the number of shares allocated to your Plan account on February 29, 2000, adjusted for purchases, exchanges, or withdrawals from the Stock Fund after that date through the closing day of the tender offer, April 10, 2000, as a percentage of the number of shares allocated to your Stock Fund account. The February 29, 2000, allocation is not available at this time. For informational purposes only, the number of shares allocated to your Stock Fund account as of January 31, 2000, is listed on the label affixed to the attached designation form.

     Because your interest in the Stock Fund is comprised of units representing shares of Payless common stock rather than shares of Payless common stock, The Bank of New York, as the Plan's current trustee, is the record holder of the shares. As of April 1, 2000, American Express Trust Company will succeed The Bank of New York as trustee of the Payless ShoeSource, Inc. Profit Sharing Plan and Banco Popular de Puerto Rico will succeed The Bank of New York as trustee of the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates. Therefore, American Express Trust Company or Banco Popular de Puerto Rico, as the applicable successor trustee, will respond to the tender offer on your behalf.

     As you may be aware, the Plan is changing its recordkeeper and investment options effective April 1, 2000. This requires a "quiet period" for the plan. After March 20, 2000 you will not be allowed to make investment changes or change your contribution rate through the end of the quiet period, which will run through mid-June. Any Payless common stock allocated to your Stock Fund account not accepted in the tender offer cannot be sold during the quiet period. If you want to change the way your Plan contributions are invested, or change the funds in which your current Plan account is invested prior to the beginning of the quiet period, you must act by 12:00 p.m., Central time, on March 20, 2000. Please see the materials describing the Plan changes that you recently received from Payless.

IF YOU DO NOT WISH TO PARTICIPATE IN THIS OFFER, YOU DO NOT NEED TO TAKE ANY ACTION. IF YOU DO WISH TO DIRECT THE TRUSTEE TO TENDER SOME OR ALL OF THE SHARES ALLOCATED TO YOUR STOCK FUND ACCOUNT, THE INSTRUCTIONS ON HOW TO TENDER THOSE SHARES ARE EXPLAINED IN DETAIL IN THE ACCOMPANYING MATERIALS. YOU SHOULD READ AND FOLLOW THE INSTRUCTIONS IN THIS LETTER CAREFULLY. PLEASE ALSO CAREFULLY READ THE OTHER MATERIALS PROVIDED WITH THIS LETTER PRIOR TO RESPONDING.

The enclosed documents describe the terms and conditions of the tender offer, as well as other information relating to the tender offer and Payless. You should read these documents carefully and in their entirety. However, for your information, the following are answers to some of the questions you might have regarding the offer:

WHAT IS A TENDER OFFER?

A tender offer is a process through which Payless can offer to purchase shares of its common stock, and the owners of those shares can decide whether or not they want to tender their shares, and if so, at what price they would like to tender their shares within the price range Payless has established.

HOW MANY SHARES CAN I DIRECT THE TRUSTEE TO TENDER FROM THE PLAN?

You may tender all shares allocated to your Stock Fund account as of February 29, 2000, adjusted for purchases, exchanges, or withdrawals from the Stock Fund after that date through April 10, 2000.

The Plan is currently valued on a monthly basis. The latest date for which the valuation reconciliation is complete is January 31, 2000. The number of shares allocated to your Stock Fund account as of that date is listed on the attached designation form. When the tender offer is completed, the last reconciled valuation date will be as of February 29, 2000. If you have directed contribution dollars to the Stock Fund, transferred Stock Fund assets to another investment option, transferred another investment option to Stock Fund assets or taken a withdrawal from the Stock Fund, the number of shares in your account will vary from the shares that you owned at the January 31, 2000 valuation date.

The Plan's trustee will use its best efforts to determine the number of shares that you own as of April 10, 2000, and can tender pursuant to your direction. However, it is possible that the shares the trustee tenders on your behalf will differ from the actual shares allocated to your Stock Fund account. Therefore, if you tender all of your allocated shares and Payless accepts your tender offer, you may still have a balance in the Stock Fund after the tender offer is completed. The balance left in your Stock Fund account would equal the difference between your actual balance in the Stock Fund on April 10, 2000, and the estimated Stock Fund balance determined by the trustee.

As a result of the monthly valuation, you will be required to direct the trustee to tender the shares allocated to your Stock Fund account as a percentage, to the nearest 10%, of the number of shares allocated to your Stock Fund account.

WHY MUST I DIRECT THE TENDER OF THE SHARES ALLOCATED TO MY STOCK FUND ACCOUNT BY PERCENTAGE?

The Plan is currently valued on a monthly basis. As discussed above, the number of shares listed on the attached designation form does not reflect activity in your Plan account after January 31, 2000. This activity may include your contribution dollars to the Stock Fund, transfers of Stock Fund assets to another investment option, transfers of another investment option to Stock Fund assets or withdrawals from the Stock Fund. A percentage designation will allow the trustee to include the above transactions and maximize the number of shares you are able to instruct the trustee to tender on your behalf. However, it is possible that the shares the trustee tenders on your behalf will differ from the actual shares that you own. Therefore, if you tender all of your allocated shares and Payless accepts your tender offer, you may still have a balance in the Stock Fund after the tender offer is completed.

You must designate the percentage of shares allocated to your Stock Fund account that you instruct the trustee to tender in 10% increments.

AT WHAT PRICE MAY I DIRECT THE TRUSTEE TO TENDER THE SHARES ALLOCATED TO MY STOCK FUND ACCOUNT?

The attached designation form contains a price designation block. Check the box of the price at which you would like to have the trustee tender the shares allocated to your Stock Fund account. You must designate one of the listed prices. Alternatively, you may instruct the trustee to tender your shares at the price that is paid in the tender offer by checking the box labeled "Shares Tendered at Price Determined Under the Tender Offer."

IF I SELECT A PRICE, WILL THE TRUSTEE TENDER MY SHARES AT THAT PRICE?

Generally, the trustee will tender the shares you have designated in accordance with your instructions. However, the law requires that the trustee not tender any shares at a price less than the closing price of Payless' common stock on April 10, 2000, as reported on the New York Stock Exchange.

As a result, if the closing price of Payless' common stock on April 10, 2000 is higher than the price you designate on the enclosed form, the trustee will automatically increase the price you have designated to the closing price. The trustee will then tender the share allocated to your Stock Fund account in accordance with your percentage designation. If you have elected to have the shares allocated to your Stock Fund account tendered at the price determined under the tender offer, the trustee will tender such shares at the closing price of Payless' common stock on April 10, 2000.

WHO WILL DETERMINE THE PURCHASE PRICE THAT IS PAID IN THE TENDER OFFER?

Payless will determine a single per share price that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering stockholders. Payless will select the lowest purchase price that will allow it to purchase up to 7,547,170 shares of its common stock or, if a lesser number of shares are properly tendered, all shares that are properly tendered. Payless will then purchase all of the shares tendered at or below that final price, although Payless may not purchase all of those shares if more than 7,547,170 shares are tendered in the offer. In other words, if you select a price greater than the price that is finally determined to be paid in the tender offer, none of your shares will be purchased. All shares acquired in the offer will be acquired at the same purchase price.

HOW DO I DIRECT THE TRUSTEE TO TENDER THE SHARES ALLOCATED TO MY STOCK FUND ACCOUNT?

If you wish to direct the trustee to tender shares allocated to your Stock Fund account, please complete the attached designation form and return it as directed so that it is received by EquiServe no later than 5:00 p.m., New York City time, on April 7, 2000, in the enclosed envelope or via facsimile to EquiServe, as specified on the attached designation form. You must instruct the trustee, through EquiServe, to tender some percentage or all of the shares allocated to your Stock Fund account (subject to the discussion of the number of shares which you may direct, above) by following the instructions in this letter and the attached designation form. If the designation form is not properly completed or is not received by the 5:00 p.m., New York City time, April 7, 2000 deadline, none of your shares will be purchased.

The only actions you are required to take to direct the trustee to tender shares allocated to your Stock Fund account are (i) specify the percentage of the shares that you wish the trustee to tender, (ii) designate the price at which the trustee should tender the shares and (iii) return the attached designation form so that it is received by EquiServe no later than 5:00 p.m., New York City time, on April 7, 2000. You do not need to complete any form other than the attached designation form.

After April 10, 2000, it will be determined whether all, part, or none of your tendered shares have been purchased by Payless. If you miss the 5:00 p.m., New York City time, April 7, 2000 deadline, the trustee will not tender your shares.

THE DESIGNATION FORM MUST BE RECEIVED BY EQUISERVE NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON APRIL 7, 2000.

WHAT IF I HOLD SHARES OUTSIDE OF THE PLAN?

If you hold shares outside of the Plan, you will receive, under separate cover, tender offer materials that can be used to tender the shares held outside the Plan. Those materials may not be used to instruct the applicable trustee to tender shares allocated to your Stock Fund account.

WHAT HAPPENS IF MORE THAN 7,547,170 SHARES ARE TENDERED IN THE OFFER?

If more than 7,547,170 shares are tendered, Payless (1) will first purchase all shares properly tendered, and not properly withdrawn, by any stockholder who owns fewer than 100 shares and tenders all of those shares at a purchase price at or below the price that is finally determined to be paid in the tender offer and (2) will then purchase all other shares properly tendered, and not properly withdrawn, at prices at or below the price that is finally determined to be paid in the tender offer on a pro rata basis.

CAN I TAKE ADVANTAGE OF THE "ODD LOT" PRIORITY?

No. While fewer than 100 shares of Payless common stock may have been allocated to your Stock Fund account, the record holder of the shares, the trustee, has significantly more than 100 shares and therefore, shares held in the Plan are not eligible to avoid proration by virtue of the "odd lot" priority.

WHAT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

Contact D. F. King & Co., Inc., the information agent, for the tender offer, at
(800) 848-3416 (toll-free) with any questions about the terms and conditions of the tender offer or how to tender the shares allocated to your Stock Fund account.

HOW WILL THE PROCEEDS OF THE TENDER BE INVESTED?

Any shares tendered by the trustee and accepted by Payless will be exchanged for cash. The cash proceeds will remain in your Plan account and will be invested in the same manner as you have directed the trustee to invest your current contributions (including any election which you make prior to March 20, 2000), as soon as administratively feasible after the funds have been received. Again, the manner in which your contributions are directed cannot be changed throughout the quiet period, beginning at 12:00 Midnight, Central time, on March 20, 2000.

                                DESIGNATION FORM

                            DIRECTION TO THE TRUSTEE

Name:
--------------------------------------------------------------------------------

Social Security Number:
--------------------------------------------------------------------------------

Designate the percentage of the shares allocated to your Stock Fund account that you direct the trustee to tender pursuant to the tender offer. (Check the appropriate box.) IF MORE THAN ONE BOX IS CHECKED, THERE IS NO VALID DESIGNATION AND THE SHARES ALLOCATED TO YOUR STOCK FUND WILL NOT BE TENDERED.

  0%   20%   40%   60%   80%  100%
 10%   30%   50%   70%   90%

Designate the price that you direct the trustee to offer to sell the shares allocated to your Stock Fund account to Payless.* (Check the appropriate box.) This action could result in none of the shares being purchased if the purchase price determined by Payless for the shares is less than the price checked below or if the price checked below is increased by the trustee above the purchase price determined by Payless. IF MORE THAN ONE BOX IS CHECKED, THERE IS NO VALID DESIGNATION AND THE SHARES ALLOCATED TO YOUR STOCK FUND WILL NOT BE TENDERED.

[ ] $48.000 [ ] $49.000 [ ] $50.000 [ ] $51.000 [ ] $52.000
[ ] $48.125 [ ] $49.125 [ ] $50.125 [ ] $51.125 [ ] $52.125
[ ] $48.250 [ ] $49.250 [ ] $50.250 [ ] $51.250 [ ] $52.250
[ ] $48.375 [ ] $49.375 [ ] $50.375 [ ] $51.375 [ ] $52.375
[ ] $48.500 [ ] $49.500 [ ] $50.500 [ ] $51.500 [ ] $52.500
[ ] $48.625 [ ] $49.625 [ ] $50.625 [ ] $51.625 [ ] $52.625
[ ] $48.750 [ ] $49.750 [ ] $50.750 [ ] $51.750 [ ] $52.750
[ ] $48.875 [ ] $49.875 [ ] $50.875 [ ] $51.875 [ ] $52.875
                                                [ ] $53.000

* The trustee will adjust the price you elect to the closing price of Payless's common stock on April 10, 2000, as reported on the New York Stock Exchange, if such closing price is greater than the price you designated above.

Return this form to EquiServe, the depositary for the tender offer at:

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                                                                              BY OVERNIGHT OR
        BY MAIL:                        BY HAND DELIVERY:                       EXPRESS MAIL
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
       EquiServe          Securities Transfer & Reporting Services, Inc.         EquiServe
Attn: Corporate Actions                   c/o EquiServe                   Attn: Corporate Actions
     P.O. Box 9573                100 Williams Street, Galleria              40 Capanelli Drive
 Boston, MA 02205-9573                  New York, NY 10038                  Braintree, MA 02184
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

You may also fax this designation form to EquiServe at (781) 575-4826

The information agent for this tender offer is D. F. King & Co., Inc. All questions regarding the tender offer should be directed to D. F. King & Co., Inc. at (800) 848-3416.